ASSET PURCHASE AGREEMENT

This ASSET PURCHASE AGREEMENT (this “Agreement”) is made and entered into as of December 21, 2009 by and among RUBICON INTEGRATION, LLC, a Delaware limited liability company (“Seller”), FORTRESS INTERNATIONAL GROUP, INC., a Delaware corporation (“Parent”), and RUBICON ACQUISITION COMPANY, LLC, a Delaware limited liability company (“Buyer”).

RECITALS

A.           Seller desires to sell, assign, transfer, convey and deliver to Buyer, and Buyer desires to purchase and acquire from Seller, substantially all of the assets of Seller, and Buyer has agreed to assume the Assumed Liabilities (as defined below) in accordance with the provisions of this Agreement.

B.           Seller is a wholly-owned subsidiary of Parent.

NOW, THEREFORE, in consideration of the mutual promises, covenants and agreements herein contained, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

ARTICLE I
DEFINITIONS

1.1   Definitions.  As used in this Agreement, the following terms have the following meanings:

“2007 Employment Agreements” means those certain Employment Agreements between Seller and each of James Embley, Eric Holzworth and William Pirrone each dated November 30, 2007, as amended.

“2008 Earn-Out Note” means that certain promissory note made by Parent to Berkowitz, Trager & Trager, Trustee dated May 22, 2009 in the original principal amount of $550,000 (which as of the date hereof has an outstanding principal balance of $235,714.32).

“AAA” has the meaning set forth in Section 8.6.

“Affiliate” of any Person means any other Person that directly or indirectly, through one or more intermediaries, Controls, is Controlled by, or is under Common Control with, such first Person.

“Agreement” has the meaning set forth in the preamble to this Agreement.

“Assumed Bonus Obligations” means the amount of any and all monetary bonuses earned by James Embley, William Pirrone and Eric Holzworth pursuant to the 2007 Employment Agreements through date hereof.

“Assumed Earn-Out Payments” means those certain earn-out payments set forth in Section 2.4 of the Original Acquisition Agreement.

“Assumed Liabilities” means (i) all Current Liabilities of Seller as of the Closing Date as finally determined pursuant to Section 2.6, (ii) all Liabilities arising after the Closing under the Contracts and leases included in the Purchased Assets as set forth on Schedules 2.1(a)(iii) and 2.1(a)(iv), (iii) all Liabilities relating to the Assumed Bonus Obligations, (iv) all Liabilities relating to the Assumed Earn-Out Payments, (v) all Liabilities relating to the 2007 Employment Agreements, (vi) all Liabilities relating to the 2008 Earn-Out Note, and (vii) all Liabilities to Hired Employees arising after the Closing Date.

“Business” has the meaning set forth in Section 6.6(b).

“Business Day” means any day other than a Saturday or Sunday or any day banks in the State of New York are authorized or required to be closed.

“Buyer” has the meaning set forth in the preamble to this Agreement.

“Buyer Indemnified Parties” has the meaning set forth in Section 8.2.

“Cash Consideration” has the meaning set forth in Section 2.2(a).

“Change of Control Payments” has the meaning set forth in Section 3.8.

“Closing” has the meaning set forth in Section 2.3.

“Closing Date” has the meaning set forth in Section 2.3.

“Code” means the Internal Revenue Code of 1986, as amended from time to time, and the rules and regulations promulgated thereunder.

“Consent” has the meaning set forth in Section 3.4.

“Contract” means any contract, agreement, lease, license, commitment, understanding, franchise, warranty, guaranty, mortgage, note, bond, option, warrant, right or other instrument or consensual obligation, whether written or oral.

“Control” (including, with correlative meanings, the terms “Controlled by”, “Controlling” and “under common Control with”) shall mean the possession, directly or indirectly, through one or more intermediaries or otherwise, of any one or more of the following: (i) in the case of a corporation, more than fifty percent (50%) of the outstanding voting securities thereof; (ii) in the case of a partnership, limited partnership, limited liability company or joint venture, the right to more than fifty percent (50%) of the distributions therefrom (including liquidating distributions); (iii) in the case of a trust or estate, more than fifty percent (50%) of the beneficial interest therein; (iv) in the case of any entity, more than fifty percent (50%) of the economic or beneficial interest therein; or (v) in the case of any entity, the power or authority, through ownership of voting securities, by contract or otherwise, to direct or cause the direction of the management, activities or policies of the entity.

“Current Assets” shall mean all Purchased Assets of Seller, calculated under GAAP as historically applied to the operations of the Seller, including all assets that comprise contract and other receivables, work in progress and prepaid expenses, each as set forth in reasonable detail on a schedule to be delivered to Buyer and dated at least two business days prior to the date of this Agreement.

“Current Liabilities” shall mean those notes and accounts payable, accounts payable retainage, accrued expenses and deferred revenue of Seller (but excluding the 2007 Employment Agreements, the 2008 Earn-Out Note, the Assumed Bonus Obligations and the Assumed Earn-Out Payments), calculated under GAAP as historically applied to the operations of the Seller, as set forth in reasonable detail on a schedule to be delivered to Buyer and dated at least two business days prior to the date of this Agreement.

“Damages” means any and all claims, lawsuits, liabilities, losses, damages, costs and expenses, including the reasonable fees and disbursements of counsel (including fees of attorneys and paralegals, whether at the pre-trial, trial, or appellate level, or in arbitration) and all amounts reasonably paid in investigation, defense, or settlement of any of the foregoing. Damages shall be limited to the actual damages suffered or incurred by a Party and in no event will any party hereto have any liability to another party for any punitive, special, consequential, indirect or incidental damages of any kind or nature including, but not limited to, lost profits.

“Designated Projects” means (i) the Existing Projects, and (ii) any of the projects listed in the Schedule of Sales Pipeline Projects, attached hereto as Schedule I, for which Buyer is engaged to perform services pursuant to written contracts entered into by Buyer within ninety (90) days after the Closing Date.

“Direct Claim” has the meaning set forth in Section 8.3.

“Direct Claim Counter Notice” has the meaning set forth in Section 8.4.

“Earn-Out Payment” has the meaning set forth in Section 2.5.

“Earn-Out Period” has the meaning set forth in Section 2.5(c).

“Earn-Out Worksheet” has the meaning set forth in Section 2.5(a).

“Encumbrance” means any charge, claim, lien, pledge, security interest, voting agreement, option to purchase, right of first refusal to purchase, and, in the case of real property, easement, servitude, right of way, or similar restriction.

“ERISA” has the meaning set forth in Section 3.7.

 “Existing Projects” mean those Contracts for the performance of services by Seller which are listed in Schedule of Existing Projects attached hereto as Schedule II.

“Filing” has the meaning set forth in Section 3.4.

“Financial Statements” has the meaning set forth in Section 3.5.

“GAAP” means United States generally accepted accounting principles.

“Governmental Entity” means any U.S. or foreign federal, state, provincial or local governmental authority, court, government or self-regulatory organization, commission, tribunal or organization or any regulatory, administrative or other agency, or any political or other subdivision, department or branch of any of the foregoing.

“Gross Profit” means “Gross Profits” calculated under GAAP determined by using the Income Recognition Method.

“Income Recognition Method” means the Percentage of Completion Method based on Costs Incurred (calculated under GAAP).

“Indemnifying Party” has the meaning set forth in Section 8.3.

“Intellectual Property” means all U.S. and foreign intellectual property rights, including patents, inventions, technology, discoveries, processes, know-how, trademarks, service marks, trade names, brand names, domain names, corporate names, logos, copyrights, and copyrightable works (including software and related items), and trade secrets, and all registrations, applications, continuations, continuations-in-part, divisions, provisionals, reissues, re-examinations and similar protections relating thereto.

“Knowledge” means (i) with respect to Seller, the actual knowledge of Thomas Rosato and Timothy Dec, after reasonable investigation by such persons, and (ii) with respect to Buyer, the actual knowledge of James Embley, Eric Holzworth and William Pirrone, after reasonable investigation by such persons.

“Law” means any domestic or foreign, federal, state, provincial or local statute, law, ordinance, rule, regulation, order, writ, injunction, directive, judgment, decree or other requirement of any Governmental Entity.

 “Legal Proceeding” means any action, claim, lawsuit, arbitration, proceeding or investigation.

“Liability” includes liabilities, debts or other obligations of any nature, whether known or unknown, absolute, accrued, contingent, liquidated, unliquidated or otherwise, due or to become due or otherwise, and whether or not required to be reflected on a balance sheet prepared in accordance with GAAP.

“Material Adverse Effect” means a material adverse effect on the business, assets, financial condition, results of operations or prospects of Seller, taken as a whole; provided, however, that in no event shall any of the following be deemed, either alone or in combination, to constitute, nor shall any of the following be taken into account in determining whether there has been, a Material Adverse Effect:  (i) any effect that results from changes in general economic conditions or changes in securities markets in general, (ii) any effect that results from general changes in the industries in which Seller operates, (iii) any effect related to the public announcement or pendency of the transactions contemplated by this Agreement, including, without limitation, (A) any actions of competitors, or (B) any actions taken by or losses of employees, (iv) any effect that results from any action taken pursuant to or in accordance with this Agreement, or (v) any issue or condition otherwise known to the other party prior to the date of this Agreement.

“Note” has the meaning set forth in Section 2.2(e).

“Notice of Claim” has the meaning set forth in Section 8.3.

“Ordinary Course of Business” shall mean, with respect to the applicable Person, the specific action is consistent with the past practices of the Person and is taken in the ordinary course of the normal day-to-day operations of such Person.

“Original Acquisition Agreement” means that certain Membership Interest Purchase Agreement made and entered into as of November 30, 2007 by and among Parent, as Buyer, Seller and the original owners of Seller.

 “Parent” has the meaning set forth in the preamble to this Agreement.

“Parties” means the parties to this Agreement, and “Party” means any of the Parties.

“Permit” means any permit, licenses, registrations or other authorization by any Governmental Authority.

“Permitted Encumbrances” means (i) liens for taxes, assessments and other governmental charges not yet due and payable or, if due, (A) not delinquent or (B) being contested in good faith by appropriate proceedings; (ii) mechanics’, workmen’s, repairmen’s, warehousemen’s, carriers’ or other liens arising or incurred in the ordinary course of business; (iii) liens or title retention arrangements arising under original purchase price conditional sales contracts or equipment leases with third parties entered into in the ordinary course of business; (v) with respect to real property, (A) easements, licenses, covenants, rights-of-way and other similar restrictions, including, without limitation, any other agreements or restrictions which would be shown by an investigation of title to the extent and nature which a prudent buyer of property in the relevant jurisdiction would carry out, (B) any conditions that may be shown by survey, title report or physical inspection (whether or not made) and (C) zoning, building and other similar restrictions, so long as none of (A) or (B) or (C) prevent the use of such real property substantially as currently used by Seller or materially affect the value of any such property.

“Person” means any individual, corporation, limited liability company, limited partnership, general partnership, joint venture, trust, association, Governmental Entity or other organization or entity.

 “Purchase Price” has the meaning set forth in Section 2.2.

 “Revenue” means the gross revenue of Buyer recognized using the Income Recognition Method determined in accordance with GAAP.

 “Section 2.5(b) Accountants” has the meaning set forth in Section 2.5(b).

“Section 2.5(b) Notice” has the meaning set forth in Section 2.5(b).

“SEC” means the Securities Exchange Commission of the United States.

“Seller” has the meaning set forth in the preamble to this Agreement.

“Seller Indemnified Parties” has the meaning set forth in Section 8.2.

“Seller Plan” has the meaning set forth in Section 3.7.

“Tax” or “Taxes” means all United States federal, state, local and foreign income, profits, franchise, gross receipts, payroll, sales, employment, use, property, real estate, excise, value added, estimated, stamp, alternative or add-on minimum, environmental, withholding and any other taxes, duties or assessments, together with all interest, penalties and additions imposed with respect to such amounts.

“Tax Authority” means any domestic, foreign, federal, national, state, county or municipal or other local government, any subdivision, agency, commission or authority thereof, or any quasi-governmental body exercising any taxing authority or any other authority exercising Tax regulatory authority.

“Tax Return” means any return, report, information return or other document (including any related or supporting information) required to be filed with any Tax Authority with respect to Taxes, including information returns, claims for refunds of Taxes and any amendments or supplements to any of the foregoing.

“Third Party Claim” has the meaning set forth in Section 8.3.

ARTICLE II
PURCHASE AND SALE OF THE PURCHASED ASSETS; EARN-OUT

2.1  Purchased Assets and Excluded Assets.

(a)           Subject to the terms and conditions hereof, at the Closing, Seller shall sell, transfer, assign and deliver to Buyer, and Buyer shall purchase and accept from Seller, all of Seller’s right, title and interests in and to the Purchased Assets, free and clear of Encumbrances of any kind.  As used in this Agreement, the “Purchased Assets” means all of the following Seller’s properties and assets, but excluding the Excluded Assets:

(i)           the tangible personal property (including, without limitation, machinery, equipment, inventories of raw materials and supplies, manufactured and purchased parts, goods in process and finished goods, furniture, automobiles, trucks, tractors, trailers, tools, jigs, and dies, if any) set forth on Schedule 2.1(a)(i);

(ii)          the Intellectual Property set forth on Schedule 2.1(a)(ii);

(iii)        leases, subleases, and rights thereunder set forth on Schedule 2.1(a)(iii);

(iv)        the Contracts set forth on Schedule 2.1(a)(iv) attached hereto;

(v)         accounts receivable, claims, deposits, prepayments, refunds, causes of action, choses in action, rights of recovery, rights of set off, and rights of recoupment relating to the Contracts set forth on Schedule 2.1(a)(iv); and

(vi)        books, records, ledgers, files, documents, correspondence, lists, plats, architectural plans, drawings, and specifications, creative materials, advertising and promotional materials, studies, reports, and other printed or written materials.

(b)           Notwithstanding the provisions of Section 2.1(a), the following assets and properties are to be retained by Seller and shall not constitute Purchased Assets (collectively, the “Excluded Assets”):

(i)           cash and cash equivalents (including marketable securities and short term investments);

(ii)          Seller’s governing documents, qualifications to conduct business as a foreign corporation, arrangements with registered agents relating to foreign qualifications, taxpayer and other identification numbers, seals, minute books, stock transfer books, blank stock certificates, and other documents relating to the organization, maintenance, and existence of Seller as a limited liability company;

(iii)        any of the rights of Seller under this Agreement;

(iv)         all right, title and interest to all insurance policies of Seller and all rights of Seller to any insurance claims, refunds and proceeds thereunder; and

(v)          all other assets of Seller.

(c)           Notwithstanding any other provision of this Agreement or any other writing to the contrary, Buyer does not assume and has no responsibility for any Liabilities of Seller or Parent of any kind other than the Assumed Liabilities (all such Liabilities which are not being assumed by Buyer being referred to as the “Excluded Liabilities”).

2.2   The aggregate purchase price to be paid to Seller for the Purchased Assets and the Assumed Liabilities (the “Purchase Price”), shall consist of the following:

 (a)           $1,000,000 in cash at the Closing, subject to adjustment as set forth below (the “Cash Consideration”);

 (b)           $235,714.32 by means of Buyer’s assumption of Parent’s obligation for payment of the 2008 Earn-Out Note;

(c)           $104,711 by means of Buyer’s assumption of Seller’s obligation for payment of the Assumed Bonus Obligations;

(d)          $0 by means of Buyer’s assumption of Seller’s obligation for payment of the Assumed Earn-Out Payments;

(e)           $534,574.69 by the issuance by Buyer to Seller of a promissory note payable in equal monthly installments over  an eighteen month period (commencing four (4) months after the Closing) with interest at the rate of 4.0% per annum in the form of Exhibit A (the “Note”), which Note shall be guaranteed by each of James Embley, William Pirrone and Eric Holzworth by guaranty in the form of Exhibit A-1 (the “Guaranty”); and

(f)           the Earn-Out Payments, if any, determined and payable in accordance with the provisions of Section 2.5.

2.3  Closing.  The closing of the purchase and sale of the Purchased Assets (the “Closing”) will take place on the third Business Day following the satisfaction or waiver of the conditions set forth in Article VII, or on such other date as may be agreed upon by the Parties (the date on which the closing occurs being referred to as the “Closing Date”).

2.4  Deliveries and Payments at the Closing.

(a)          At the Closing, Buyer shall deliver or cause to be delivered to Seller:

(i)           the Cash Consideration, by wire transfer of immediately available funds to such account as shall have been designated by Seller;

(ii)          the amount set forth in Section 6.4(f), by wire transfer of immediately available funds to such account as shall have been designated by Seller;

(iii)         the Note and Guaranty referred to in Section 2.2(e);

(iv)         a release from the Buyer and its Affiliates respecting the Assumed Earn-Out Payments substantially in the form of Exhibit B;

(v)           resolutions of the Managers of Buyer relating to this Agreement and the transactions contemplated by this Agreement;

(vi)         an assignment and assumption of the 2008 Earn-Out Note;

(vii)        consent to and waiver of the assignment of the 2008 Earn-Out Note;

(viii)       a separation and release agreement signed by each of James Embley, Eric Holzworth and William Pirrone in the form of Exhibit H (each, a “Separation Agreement”); and

(ix)         such other documents as Seller may reasonably request.

(b)          At Closing, Seller and Parent shall deliver or cause to be delivered to Buyer:

(i)           a receipt for the payment of the Cash Consideration;

(ii)          a bill of sale in the form of Exhibit C-1 (the “Bill of Sale”) executed by Seller;

(iii)         an assignment and assumption agreement in the form of Exhibit C-2 (the “Assignment and Assumption Agreement”) executed by Seller;

(iv)         assignments of all Intellectual Property included in the Purchased Assets in the form of Exhibits D-1 and D-2 (collectively, the “IP Assignment”) executed by Seller;

(v)          an assignment of Seller’s rights under the Lease in the form of Exhibits E-1 and E-1 (collectively, the “Lease Assignment”) executed by Seller and consented to by Seller’s landlord;

(vi)          a certificate in the form of Exhibit F of the Chief Financial Officer of Parent, dated as of the Closing Date and attaching (A) Seller’s formation documents and all amendments thereto, certified by the Secretary of State of the jurisdiction of Seller’s formation; (B) a recent certificate of good standing of Seller certified by the Secretary of State of the jurisdiction of Seller’s formation and each other jurisdiction where Seller is authorized to do business; and (C) resolutions of Parent’s board of directors relating to this Agreement and the transactions contemplated by this Agreement;

(vii)        assignments of all 2007 Employment Agreements in the form of Exhibit G;

(viii)       the third party consents set forth on Schedule 7.1(d);

(ix)          releases of any Encumbrances affecting any of the Purchased Assets;

(x)   original stock certificates for the stock in Parent to be issued to Messrs. Embley, Holzworth and Pirrone, which certificates shall be free of any legends (except that such stock has not been registered); and

(xi)          such other documents, instruments and agreements as Buyer reasonably requests for the purpose of consummating the transactions contemplated by this Agreement.

2.5  Earn-Out Payments.

(a)           Delivery of Financial Information.  Within thirty (30) days following the end of each calendar quarter during the Earn-Out Period (as defined below), Buyer shall deliver to Seller and Parent a work sheet (the “Earn-Out Worksheet”) prepared in good faith by Buyer’s independent public accountants and certified by the Buyer’s Chief Financial Officer, setting forth Buyer’s determination of Gross Profit from the Designated Projects for the applicable portion of the Earn-Out Period, together with all of the material elements of such calculation and such other information and documentation as Seller may reasonably request to assess the accuracy of the calculation.  Seller shall have the right, at Seller’s expense, at reasonable times and upon reasonable notice, to examine, and to have one representative, who shall initially be the Chief Financial Officer of Parent, (the “Seller Representative”) or Seller’s accountants examine, the books and records of Buyer and Buyer’s accountants workpapers to determine whether the calculation and payment of the Earn-Out Payment are in accordance with the provisions of this Agreement.

(b)           Disputes Regarding Earn-Out Worksheet.  In the event that Seller disputes any amounts reflected on any Earn-Out Worksheet, Seller shall notify Buyer in writing (such notice, a “Section 2.5(b) Notice”), within 30 days after the delivery of the Earn-Out Worksheet (the “Dispute Deadline”), setting forth the amount, nature and basis of the dispute.  Within the following 10 days, the parties shall use their reasonable best efforts to resolve in good faith such dispute.  Upon their failure to do so, Seller’s Representative and Buyer shall within 10 days from the end of such 10 day period jointly engage an independent accountant (one who has not had any prior relationship with any of the Parties) (the “Section 2.5(b) Accountants”).  The Section 2.5(b) Accountants shall be engaged jointly by Buyer and Seller to decide the dispute with respect to the Earn-Out Worksheet within 30 days from its appointment; such decision to be communicated to both parties in writing. The Section 2.5(b) Accountants shall resolve the dispute based solely on presentations by Buyer and Seller, and not by independent review and shall render its decision (together with a brief explanation of the basis therefor) to Buyer and Seller, as soon as reasonably practicable but in any event not later than forty-five (45) business days following submission of the dispute to it. The fee of the Section 2.5(b) Accountants shall be borne fifty percent (50%) by Seller and fifty percent (50%) by Buyer unless the Section 2.5(b) Accountants decide, based on its determination with respect to the reasonableness of the respective positions of Buyer and Seller that the fee shall be borne in unequal proportions.  The Section 2.5(b) Accountants shall have exclusive jurisdiction over, and resort to the Section 2.5(b) Accountants as provided in this Section 2.5 shall be the sole recourse and remedy of the parties against one another or any other Person with respect to, any disputes arising out of or relating to the Earn-Out.  The decision of the Section 2.5(b) Accountants shall be final and binding upon the parties and accordingly a declaratory judgment by a court of competent jurisdiction may be entered in accordance therewith.

(c)           Earn-Out Payment.  Buyer shall, on a quarterly basis, pay Seller an earn-out payment (the “Earn-Out Payment”) equal to seven and 50/100 (7.50%) percent of the Gross Profit from the Designated Projects earned during the one-year period commencing on the Closing Date and ending twelve months from the Closing Date (the “Earn-Out Period”).  Such Earn-Out Payment shall be made within 15 days of the earlier of the expiration of the Dispute Deadline without the delivery of a Section 2.5(b) Notice or the decision of the Section 2.5(b) Accountants, as applicable.  Such payments shall also include interest on the Earn-Out Payment accruing from the expiration of the Dispute Deadline until and including the date of payment, at a rate equal to two (2) percentage points over the Wall Street Journal “Prime Rate”, as the same may be announced from time to time, until the applicable payment has been paid in full.  Interest shall be calculated based upon a 360-day year and based upon the unpaid balance of the payment, as the same may be from time to time.

(d)          Right of Set-Off.  Buyer’s obligation to make the Earn-Out Payments is subject to reduction or non-payment due to any claim for Damages that a Buyer Indemnified Party may have against Seller in accordance with Article VIII, subject to the provisions of Section 8.2 hereof.  In the event that Buyer determines to exercise its right of set-off pursuant to this Section 2.5, Buyer shall comply with the provisions of this Section 2.5 in determining the Earn-Out Payment and shall pay the amount, if any, by which the Earn-Out Payment exceeds the amount set-off by Buyer.

(e)           Conduct during Earn-Out Term.  Buyer acknowledges that the possibility of receiving the Earn-Out Payments comprises a material inducement for Seller to enter into this Agreement. During the Earn-Out Period, Buyer shall (i) operate its business in the ordinary course, reasonably consistent with past practices of Seller, (ii) not change the operations of its business in any material way that would have a material adverse effect on either Gross Profit or the ability to make Earn-Out Payments to Seller hereunder, and (iii) conduct the Business post Closing in such a manner as to be able to track Gross Profit on a job by job basis, and all other financial matters and related items necessary for calculating the Earn-Out Payment due hereunder, and, in connection therewith, shall keep true, complete and accurate books of account and records, covering all transactions relating to the subject matter of this Section 2.5.

2.6  Working Capital Adjustment.

(a)           Preparation of Preliminary Statement of Working Capital. As soon as reasonably possible after the Closing Date (but not later than 60 days thereafter), Buyer will prepare, or cause to be prepared by its independent accountant, a preliminary statement of working capital (the “Preliminary Statement of Working Capital”) setting forth (i) the Current Assets and Current Liabilities of the Seller updated to the Closing Date and (ii) the Net Working Capital of the Company, in each case as of the Closing Date.  For purposes of this Agreement, ( “Net Working Capital” shall mean Current Assets minus Current Liabilities in each case updated to the Closing Date. The Preliminary Statement of Working Capital shall be prepared in accordance with GAAP. In connection with the preparation of the Preliminary Statement of Working Capital, the parties agree that the following principles shall be applied:

With respect to Work-in-Process (“WIP”), that parties will insure that to the extent a job is carried in WIP,  the percentage of costs that have been booked will be consistent with the percentage of revenue that has been recognized. For example, if Seller recognizes 30% of the gross profit on a job then there should be billings equal to 30% of the total revenue and there should be corresponding expenses equal to 30% of the total project expense budget.  So if Seller has only booked 20% of the total expenses for the job, the Seller will accrue the additional 10% of the expenses so the expenses are equivalent on a 30% of completion basis.

(b)          Review of Preliminary Statement of Working Capital. On or prior to the date on which the Preliminary Statement of Working Capital is due (as contemplated by Section 2.6(a)), Buyer shall deliver to Seller the Preliminary Statement of Working Capital.  The Seller and its independent accountant may review the Preliminary Statement of Working Capital and may make inquiry of Buyer and its representatives, and Buyer will make available to Seller and its representatives, as reasonably requested, all books and records relating to the Preliminary Statement of Working Capital within its possession.  The Preliminary Statement of Working Capital shall be binding and conclusive upon, and deemed accepted by, Seller unless the Seller shall have notified Buyer in writing of any objections thereto consistent with the provisions of this Section 2.6 within thirty (30) days after receipt thereof.  The written notice delivered by Seller to Buyer under this Section 2.6(b) shall specify in reasonable detail each item on the Preliminary Statement of Working Capital that Seller disputes, a summary of the reasons for such dispute and the portion of the Preliminary Statement of Working Capital, if any, which Seller does not dispute.

(c)          Disputes.  Disputes between Buyer and Seller relating to the Preliminary Statement of Working Capital that cannot be resolved by Buyer and Seller within thirty (30) days after receipt by Buyer of the notice referred to in Section 2.6(b) shall be resolved in the manner set forth in Section 2.5(b) above. The Section 2.5(b) Accountants shall have exclusive jurisdiction over, and resort to the Section 2.5(b) Accountants as provided in this Section 2.6(c) shall be the sole recourse and remedy of the parties against one another or any other Person with respect to, any disputes arising out of or relating to the Net Working Capital.  The decision of the Section 2.5(b) Accountants shall be final and binding upon the parties and accordingly a declaratory judgment by a court of competent jurisdiction may be entered in accordance therewith.

(d)          Final Statement of Working Capital.

The Preliminary Statement of Working Capital shall become final and binding upon the parties hereto upon the earlier of (i) the failure by Seller to object thereto within the period permitted under, and otherwise in accordance with the requirements of, Section 2.6(b), (ii) the written agreement between Buyer and Seller with respect thereto and (iii) the decision by the Section 2.5(b) Accountant with respect to disputes under Section 2.6(c).  The Preliminary Statement of Working Capital, as deemed to be agreed pursuant to clause (i) above, or as adjusted pursuant to the written agreement of the parties hereto or the decision of the Section 2.5(b) Accountants, when final and binding, is referred to herein as the “Final Statement of Working Capital”.

(e)          Adjustment to the Purchase Price.

As soon as practicable (but not more than five (5) Business Days) after the determination and delivery of the Final Statement of Working Capital in accordance with this Section 2.6 the amount, if any, by which the Net Working Capital at the Closing Date as reflected in the Final Statement of Working Capital is (i) greater than $500,000, shall result in an immediate upward adjustment of the Purchase Price in such amount as the Net Working Capital varies from $500,000, which amount shall be payable by Buyer by means of an increase in the principal amount of the Note, or (ii) less than $500,000, shall result in an immediate downward adjustment of the Purchase Price in such amount as the Net Working Capital varies from $500,000, which amount shall decrease the principal amount of the Note.  All such changes to the Note shall be effective as of the Closing Date.   In the event of an adjustment to the Purchase Price pursuant to this Section 2.6(e), upon surrender and cancellation of the Note, Buyer shall make and deliver a new Note of like tenor in the principal amount as adjusted pursuant to this Section 2.6(e), or perform such further actions as the Seller may reasonably request, in order to carry out the purposes and intent of this Section 2.6(e).

2.7           Allocation of Purchase Price and Assumed Liabilities.  Within seventy-five (75) days of the Closing Date, Seller shall, in good faith, allocate and set forth in a schedule the Purchase Price among the Purchased Assets and submit the schedule to Buyer for review and acceptance, such acceptance not to be unreasonably withheld (the “Allocation Schedule”).  The parties shall use the allocations set forth in the Allocation Schedule (as reasonably adjusted to account for events occurring after the determination of the Allocation Schedule) for all Tax purposes, file all Tax Returns in a manner consistent with the Allocation Schedule (as adjusted) and take no tax position contrary thereto unless required to do so by a change in applicable Tax Laws or a good faith resolution of a Tax contest.  The parties shall cooperate with each other in connection with the preparation, execution and filing of all Tax Returns related to such allocation and they shall promptly advise each other regarding the existence of any tax audit, controversy or litigation related to such allocation.

ARTICLE III
REPRESENTATIONS AND WARRANTIES RELATING TO SELLER

Seller and Parent hereby jointly and severally represent and warrant to Buyer as follows:

3.1   Organization and Standing.  Seller is a limited liability company, duly organized, validly existing and in good standing under the Laws of the State of Delaware and has all requisite limited liability company power and authority to own, lease and operate its properties and assets and to carry on its business as now being conducted.  Seller has made available to Buyer true, complete and correct copies of the organizational documents of Seller, as amended to the date of this Agreement, and has made available to Buyer any ownership records.  Seller is not in violation of any provision of its articles of organization.

3.2   Authorization of Seller.  The execution, delivery and performance by Seller of this Agreement and the consummation by Seller of the transactions contemplated hereby are within Seller’s power and have been duly authorized by all necessary action on the part of the managers and/or members of Seller.  This Agreement constitutes (assuming the due execution and delivery by each of the other parties hereto) the legal, valid and binding obligation of Seller enforceable against Seller in accordance with its terms, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar Laws relating to or affecting creditors’ rights generally and general equitable principles (whether considered in a proceeding in equity or at Law).

3.3   Noncontravention.  Except as set forth in Schedule 3.3, the execution, delivery and performance of this Agreement and the transactions contemplated hereby by Seller does not, and the consummation by Seller of the transactions contemplated hereby will not, (i) contravene or violate any material provision of the organizational documents of Seller, or (ii) contravene or violate any material provision of, or result in the termination or acceleration of, or entitle any party to accelerate any obligation or indebtedness under, or result in the imposition of any Encumbrance (other than a Permitted Encumbrance) on Seller pursuant to any mortgage, lease, franchise, license, permit, agreement, instrument, Law, order, arbitration award, judgment or decree to which Seller is a party or by which Seller is bound.

3.4   Consents and Filings.  Except as set forth in Schedule 3.4, no consent, approval, license, permit, order or authorization (each, a “Consent”) of, or registration, declaration or filing (each, a “Filing”) with, any Governmental Entity is required for or in connection with the execution and delivery of this Agreement by Seller or the consummation by Seller of the transactions contemplated hereby.

3.5   Financial Statements.  Attached hereto as Schedule 3.5 are true and correct copies of (i) the audited consolidated balance sheet as of December 31, 2008 and the related statements of operations, changes in  equity and cash flows for the year then ended for Parent, and (ii) the unaudited consolidated balance sheet as of November 30, 2009 (the “Balance Sheet Date”) and the related statements of operations and cash flows of Seller for the eleven month period then ended (collectively “Financial Statements”). To the Knowledge of Parent, the Financial Statements have been prepared in accordance with GAAP consistently applied (except for the absence of footnote disclosures required by GAAP) during the periods involved and fairly present in all material respects the financial position and the results of operations and cash flow of Seller as of the dates and for the periods presented therein.

3.6   Litigation.  To the Knowledge of Parent, except as set forth in Schedule 3.6, (i) there are no Legal Proceedings by or before any Governmental Entity or arbitration tribunal pending or threatened against Seller, and (ii) no injunction, writ, temporary restraining order, decree or any order of any nature has been issued by any court or other Governmental Entity relating to Seller or seeking or purporting to enjoin or restrain the execution, delivery and performance by Seller of this Agreement or the consummation of the transactions contemplated hereby.

3.7   Benefit Plans.  To the Knowledge of Parent, Schedule 3.7 lists each material “employee benefit plan” within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), and each material severance, change in control or employment plan, program or agreement, and vacation, incentive, bonus, stock option, stock purchase and restricted stock plan, program or policy sponsored or maintained by Seller for the benefit of current and former employees of Seller (each, a “Seller Plan”).  Seller does not contribute to any “multiemployer plan” (within the meaning of Section 3(37) of ERISA) nor has it incurred any withdrawal liability under any such multiemployer plan under Title IV of ERISA which remains unsatisfied.

3.8   Labor; Employees.  To the Knowledge of Parent, Seller is neither a party to or bound by any collective bargaining or similar labor agreement, nor is one presently being negotiated, there are no existing or threatened strikes, lockouts or other labor stoppages involving the employees of Seller, there is no union organization campaign being conducted with respect to employees of Seller, and there is no litigation relating to employment matters pending against Seller. To the Knowledge of Parent, there are no change of control payments or sale or transaction bonuses payable to employees, consultants or directors of Seller as a result of the transactions contemplated by this Agreement (“Change of Control Payments”).

3.9   Taxes.  Except as set forth in Schedule 3.9, (i) all Tax Returns required to be filed by Seller prior to the date hereof have been filed (except those under valid extension), (ii) all Taxes which were shown to be due on such Tax Returns have been paid (unless such Taxes are being contested in good faith), (iii) there is no Legal Proceeding or audit now pending against, or with respect to, Seller in respect of any Taxes or assessments, (iv) Seller has never been a member of an affiliated group (other than a group the common parent of which is Seller filing a consolidated Return, (v) Seller has no liability for Taxes of any Person arising from the application of Treasury Regulation Section 1.1502-6 or any analogous provision of state, local or foreign Law, or as a transferee or successor, by contract, or otherwise, (vi) Seller is not a party to any Tax sharing agreement or any agreement that obligates it to make any payment computed by reference to the Taxes, taxable income or taxable losses of any other Person, (vii) all Taxes required to be withheld, collected or deposited prior to the date hereof by or with respect to Seller have been timely withheld, collected or deposited as the case may be, and to the extent required, have been paid to the relevant Tax Authority and (viii) there are no liens with respect to Taxes upon the assets of Seller except for statutory liens for Taxes not yet due and payable or liens for Taxes that are being contested in good faith.

3.10 Environmental Matters.  To the Knowledge of Parent, except as disclosed in Schedule 3.10 (i) Seller complies with all applicable Laws protecting the quality of the ambient air, soil, surface water or groundwater or otherwise relating to pollution, contamination or protection of the environment and possesses and complies with all applicable Permits required under any such Laws to operate as it currently operates; and (ii) there are no Legal Proceedings pending or threatened, that seek to enforce or impose liability under any such Law against Seller, or to revoke or modify any such Permit held by Seller.

3.11 Assets.  Seller has good and marketable title to, or in the case of leased properties and assets, valid leasehold interests in, all of the Purchased Assets, free and clear of any Encumbrances.  None of the properties or assets used in or necessary to conduct Seller’s business as presently conducted are owned by Parent or any Affiliate of Parent, or to Parent’s knowledge, being retained by Parent or any Affiliate of Parent.

3.12 Brokers.  Except for Updata Advisors, Inc., neither Seller nor Parent has employed any investment banker, broker or finder or incurred any liability for any investment banking fees, brokerage fees, agent’s commissions or finders’ fees in connection with the transactions contemplated by this Agreement for which Buyer, or Seller has, will have or may have any liability. Seller shall be solely responsible for paying all sums owing to Updata Advisors, Inc.

3.13 Restrictions on Business Activities.  To the Knowledge of Parent, except as set forth on Schedule 3.13, there is no agreement, judgment, injunction, order or decree binding upon Seller which has the effect of prohibiting or materially impairing any current business practice of Seller, any acquisition of property by Seller or the conduct of business by Seller as currently conducted.

3.14 Solvency.  Seller is not insolvent and will not be rendered insolvent by any of the transactions contemplated by this Agreement.  As used in this Section, “insolvent” means that the sum of the debts and other probable Liabilities of Seller exceeds the present fair saleable value of Seller’s assets.

3.15 Absence of Certain Actions.  Except as set forth on Schedule 3.15, neither Parent nor the Board of Managers of Seller has taken any action, with respect to the day-to-day business operations of Seller that has not been discussed with James Embley in his capacity as CEO of the Seller.

3.16 Compliance with Laws.  Seller has not received any written notice that Seller is in violation of any Laws.

3.17 Contracts.  Seller has not received any written notice that Seller is in default of its obligations under any of the Contracts listed on Schedule 2.1(a)(iv) or any of the leases listed on Schedule 2.1(a)(iii).

3.18 Intellectual Property. Seller has not received any written notice or claim asserting that any of the Intellectual Property listed on Schedule 2.1(a)(ii) infringes upon, misappropriates, or violates any Intellectual Property of any third party.

EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES OF SELLER AND PARENT SET FORTH IN THIS AGREEMENT, NEITHER SELLER, NOR PARENT, NOR ANY EMPLOYEES, AGENTS OR ANY OTHER RELATED PERSONS, MAKES ANY OTHER REPRESENTATION OR WARRANTY, EXPRESS, STATUTORY OR IMPLIED, AND SELLER AND PARENT HEREBY DISCLAIM ANY SUCH REPRESENTATION OR WARRANTY NOT SET  FORTH  IN THIS AGREEMENT.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES RELATING TO SELLER AND PARENT

Seller and Parent hereby jointly and severally represent and warrant to Buyer as follows:

4.1   Authorization.  The execution, delivery and performance by Parent of this Agreement and the consummation by Parent of the transactions contemplated hereby and thereby are within Parent’s powers and have been duly authorized by all necessary action on the part of Parent.  This Agreement constitutes (assuming the due execution and delivery by each of the other parties hereto) the legal, valid and binding obligation of Parent, enforceable against Parent in accordance with its terms, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other Laws relating to or affecting creditors’ rights generally and general equitable principles (whether considered in a proceeding in equity or at Law).

4.2   The Membership Interests.  Parent is the record and beneficial owner of all of the membership interests in Seller.

4.3   Consents and Filings.  No Consent or Filing with, any Governmental Entity is required for or in connection with the execution and delivery of this Agreement by Parent, and the consummation by Parent of the transactions contemplated hereby, exclusive of any Filings which may be required by applicable securities and blue sky laws, so-called.

4.4   Noncontravention.  The execution, delivery and performance of this Agreement by Parent does not, and the consummation by Parent of the transactions contemplated hereby will not, (i) contravene or violate any provision of the organizational documents of Parent, or (ii) contravene or violate any provision of, or result in the termination or acceleration of, or entitle any party to accelerate any obligation or indebtedness under, or result in an adverse claim pursuant to any mortgage, lease, franchise, license, permit, agreement, instrument, law, order, arbitration award, judgment or decree to which Parent is a party or by which Parent is bound.

4.5   No Legal Proceedings.  No Legal Proceedings are pending or to the Knowledge of Parent are threatened against Parent relating to, or that could reasonably be expected to prevent or delay the consummation of, the transactions contemplated hereby.

ARTICLE V
REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer hereby represents and warrants to Seller and Parent as follows:

5.1   Organization and Existence.  Buyer is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware and has all requisite power and authority to enter into this Agreement and to consummate the transactions contemplated hereby.

5.2   Authorization.  The execution, delivery and performance by Buyer of this Agreement and the consummation by Buyer of the transactions contemplated hereby are within Buyer’s powers and have been duly authorized by all necessary action on the part of Buyer.  This Agreement constitutes (assuming the due execution and delivery by each of the other parties hereto) the legal, valid and binding obligation of Buyer, enforceable against Buyer in accordance with their terms, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar Laws relating to or affecting creditors’ rights generally and general equitable principles (whether considered in a proceeding in equity or at Law).

5.3   Consents and Filings.  No Consent of, or Filing with, any Governmental Entity by Buyer is required for or in connection with the execution and delivery of this Agreement and the consummation by Buyer of the transactions contemplated hereby.

5.4   Noncontravention.  The execution, delivery and performance by Buyer of this Agreement do not, and the consummation by Buyer of the transactions contemplated hereby and thereby will not, (i) contravene or violate any provision of the organizational documents of Buyer, or (ii) contravene or violate any provision of, or result in the termination or acceleration of, or entitle any party to accelerate any obligation or indebtedness under, any mortgage, lease, franchise, license, permit, agreement, instrument, Law, order, arbitration award, judgment or decree to which Buyer is a party or by which Buyer is bound, except in the case of clause (ii) to the extent that any such events would not materially impair or materially delay the ability of Buyer to effect the Closing.

5.5   No Legal Proceedings.  There are no Legal Proceedings pending against Buyer, and Buyer is not subject to any judgment, decree, injunction or order of any Governmental Entity which, individually or in the aggregate would, enjoin, rescind or materially delay the transactions contemplated by this Agreement or otherwise prevent Buyer from complying in all material respects with the terms and provisions hereof or thereof.

5.6   Brokers.  Neither Buyer nor any of Buyer’s directors, officers, employees or agents has employed any investment banker, broker or finder or incurred any liability for any investment banking fees, brokerage fees, commissions or finders’ fees or any other fees or commissions to investment bankers, brokers or finders in connection with the transactions contemplated by this Agreement for which Parent, or, in the event the Closing does not occur, Seller, has, will have or may have any liability.

5.7   Independent Investigation.  Buyer has conducted its own independent investigation of the Purchased Assets.  Buyer acknowledges that it has had access to Seller’s personnel and to any and all environmental and other permit documents and information and has inspected the Purchased Assets and any and all financial, operational and other documents and information that Buyer has requested or otherwise determined is necessary as part of Buyer’s due diligence review of the Purchased Assets and the Business.  Buyer has been provided all information and documentation it has requested and has received answers to all questions asked of Buyer and its representatives and personnel.

5.8   Closed Projects.  Buyer and the members of Buyer have no Knowledge of any outstanding asserted or unasserted claims or Liabilities from errors, omissions, warranty or additional subcontractor costs relating to any closed projects of Seller and no event has occurred or circumstances exists that may give rise to or serve as a basis for any such claims or Liabilities.

5.9   Financial Capability.  Buyer has and will have available to it on the Closing Date sufficient funds to consummate the transactions contemplated hereby.

5.10 Signatures at Closing.  To the Knowledge of Buyer, the Buyer will be able to deliver at Closing all items requiring the signature of Buyer, James Embley, Eric Holzworth, William Pirrone, Rudy Kraus, Steven Friedman or Ronald Croce, including, but not limited to, the Releases.

EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES OF BUYER SET FORTH IN THIS AGREEMENT, NEITHER BUYER NOR ANY EMPLOYEES, AGENTS OR ANY OTHER RELATED PERSONS MAKES ANY OTHER REPRESENTATION OR WARRANTY, EXPRESS, STATUTORY OR IMPLIED, AND BUYER HEREBY DISCLAIMS ANY SUCH REPRESENTATION OR WARRANTY NOT SET  FORTH  IN THIS AGREEMENT.

ARTICLE VI
COVENANTS

6.1  Conduct of the Business.  From the date hereof until the Closing Date, Seller shall (i) operate its business in the ordinary course in all material respects, (ii) promptly advise Buyer of any material adverse change in Seller that has occurred or that would reasonably be expected to occur, (iii) comply in all material respects with all Laws applicable to Seller in the conduct of its business, (iv) use reasonable efforts to maintain its assets and properties in operating condition in all material respects (ordinary wear and tear excepted), (v) use reasonable efforts to keep available the services of its officers and employees, (vi) perform all of its material obligations under the Scheduled Contracts, and (vii) make all Filings and pay any fees necessary to maintain in good standing all Permits.

6.2  Consents and Approvals. Each of Buyer, Seller and Parent shall promptly apply for, and take all reasonably necessary actions to obtain or make, as applicable, all consents, approvals, orders and authorizations of, and all registrations, declarations and filings with, any person or entity required to be obtained or made by it for the consummation of the transactions contemplated by this Agreement.  Each party shall cooperate with and promptly furnish information to the other party necessary in connection with any requirements imposed upon such other party in connection with the consummation of the transactions contemplated hereby.

6.3  Use of Name.  From and after the Closing, Seller and Parent will not, and will cause its Affiliates not to, directly or indirectly, use or do business, or assist any third party in using or doing business under the name “Rubicon” or by another name similar to such names and marks, except as necessary to effect the change of Seller’s name or to evidence that such change has occurred, or in connection with the filing of Tax Returns or for such other non-commercial uses as may be required by Law. Promptly after the Closing, Seller will file all documents with the appropriate Governmental Entities in the state of its incorporation and any other jurisdictions in which it is qualified or licensed to do business, to change the name of Seller to a name that it not the same or confusingly similar to its name used prior to the Closing.

6.4  Employees and Employee Benefits.

(a)          Buyer is not obligated to hire any employee of Seller but may interview and make offers of employment to any, some, or all of Seller’s employees.  Without limiting the generality of the foregoing, Seller acknowledges that Buyer does not intend to offer (and shall have no obligation to offer) employment to any of Messrs. Nuzzo, Kowenhoven or O’Riordan.  Buyer has provided Seller with a list of Seller’s employees to whom Buyer has made an offer of employment that has been accepted to be effective on the Closing Date (collectively, the “Hired Employees”).  Effective immediately before the Closing, Seller is terminating the employment of all of the Hired Employees.  Buyer will use its reasonable efforts to have each of the Hired Employees sign a Separation Agreement prior to Closing.

(b)          Buyer will set its own initial terms and conditions of employment for the Hired Employees and others it may hire, including work rules, benefits and salary and wage structure, all as permitted by applicable Law.  Buyer is not obligated to assume any collective bargaining agreements under this Agreement.  Seller will be solely liable for any severance payments required to be made to Seller’s employees, if any, as a result of the transactions contemplated by this Agreement.

(c)          It is understood and agreed that (i) Buyer’s extension of offers of employment as set forth in this Section will not constitute a Contract (express or implied) on the part of Buyer to a post-Closing employment relationship of any fixed term or duration or upon any terms or conditions other than those that Buyer may establish pursuant to individual offers of employment and (ii) employment offered by Buyer is “at will” and may be terminated by Buyer or by an employee at any time for any reason (subject to any written commitments to the contrary made by Buyer or an employee and applicable Laws governing employment).  Nothing in this Agreement will be deemed to prevent or restrict in any way the right of Buyer to terminate, reassign, promote or demote any of the Hired Employees after the Closing, or to change adversely or favorably the title, powers, duties, responsibilities, functions, locations, salaries, other compensation or terms or conditions of employment of such employees.

(d)          From and after the Closing Seller will remain solely responsible for all Liabilities that arise up until Closing, to or in respect of its employees and former employees, including Hired Employees, and beneficiaries and dependents of any such employee or former employee, relating to or arising in connection with or as a result of (i) the employment of any such employee or former employee or the actual or constructive termination of employment of any such employee or former employee (including in connection with the consummation of the transactions contemplated by this Agreement and including the payment of any termination or severance payments and the provision of health plan continuation coverage in accordance with the continuation coverage requirements of Sections 601 et seq. of ERISA and Section 4980B of the Code (“COBRA”), (ii) the participation in or accrual of benefits or compensation under, or the failure to participate in or to accrue compensation or benefits under, any Seller Plan or other employee or retiree benefit or compensation plan, program, practice, policy or other Contract of Seller, or (iii) accrued but unpaid salaries, wages, bonuses, incentive compensation, vacation or sick pay or other compensation or payroll items (including deferred compensation).  In addition, from and after the Closing, Seller will remain solely responsible for all Liabilities to or in respect of the Hired Employees and their beneficiaries or dependents relating to or arising in connection with any claims, whether such claims are asserted before, on or after the Closing Date, for life, disability, accidental death or dismemberment, supplemental unemployment compensation, medical, dental, hospitalization, other health or other welfare or fringe benefits or expense reimbursements which claims relate to or are based upon an occurrence on or before the Closing Date (including claims for continuing treatment in respect of any illness, accident, disability, condition or confinement which occurs or commences on or before the Closing Date).

(e)          All Hired Employees who are participants in Seller Plans that are pension plans as defined in Section 3(2) of ERISA will retain their accrued benefits under such Seller Plans as of the Closing Date. Seller (or the applicable Seller Plan) will retain sole liability for the payment of such benefits as and when such Hired Employees become eligible for them under such Seller Plans.  Seller will cause the Hired Employees to be fully and immediately vested in their accrued benefits under each such Seller Plan as of the Closing Date.

(f)           Seller shall provide reimbursement of the premium costs for continued health insurance coverage for each Hired Employee who elects to participate in COBRA through January 31, 2010.  Buyer shall pay $6,500 to Seller at Closing as reimbursement for the actual out-of-pocket expenses of continuing such coverage.

6.5         Further Actions.  Each Party shall use commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable Law to consummate and make effective the transactions contemplated by this Agreement.

6.6  Nonsolicitation.

(a)           Seller and Parent acknowledge and agree that Buyer is relying on the covenants and agreements in this Section 6.6 as a material inducement to consummate the transactions contemplated by this Agreement and that Buyer would not enter into this Agreement or consummate the transactions contemplated hereby but for the agreements of Seller and Parent in this Section 6.5.  It is the intention of Section 6.6 to provide a limited restrictive covenant to prevent Seller and Parent, on the one hand, and Buyer, on the other hand, from soliciting the other’s Clients (as hereinafter defined) with respect to Seller’s business namely providing turn-key design, procurement, construction management, installation services and facility management services for mission critical facilities (the “Business”).

(b)          For a time period of two (2) years following the Closing Date (provided, that the obligations hereunder of the Parties shall be extended by adding to such term the length of time, if any, during which any of them and/or their respective Affiliates shall be or remain in violation of their obligations under this Section 6.6) (the “Nonsolicitation Term”), neither Seller nor Parent, on the one hand, nor Buyer nor the members of Buyer, on the other hand, shall, without the prior written consent of the other Party, directly or indirectly, (i) with respect to the Business only, divert, or in any way attempt to divert, any Client of the other Party from engaging in business with such other Party, or (ii) solicit any Client of the other Party for purpose or providing Business services to such Client.  For purposes hereof, the term “Client” shall mean (x) those clients of Buyer set forth on Schedule 6.6(b)(ii)(x) and (y) those clients of Seller and Parent set forth on Schedule 6.6(b)(ii)(y), but shall exclude Powerloft.   In the case of Powerloft, during the Nonsolicitation Term, the Buyer will limit its business activities to the services historically provided to Powerloft by the Seller.  The Parent and any Affiliate of the Parent will limit their business activities to the services historically provided to Powerloft by the Parent.

(c)          If at any time the provisions of this Section 6.6 shall be determined to be invalid or unenforceable, by reason of being vague or unreasonable as to area, duration or scope of activity, then this Section 6.6 shall be considered divisible and shall become and be immediately amended to only such area, duration and scope of activity as shall be determined to be reasonable and enforceable by the court or other body having jurisdiction over the matter; and all of the parties hereto agree that this Section 6.6 as so amended shall be valid and binding as though any invalid or unenforceable provision had not been included herein.

6.7           Non-disparagement.  Parent and Seller, on the one hand, and Buyer and the members of Buyer, on the other hand, agree that no party will make any statement that is professionally or personally disparaging about, or adverse to, the interests of the other party or, in the case of Seller and Parent, any Affiliate thereof, or any of their respective officers, directors, stockholders, employees or representatives, including, but not limited to, any statement that disparages any person, product, service, finances, financial condition, capabilities or other aspect of the business of such person or entity.  Parent and Seller, on the one hand, and Buyer, on the other hand, further agree not to engage in any conduct that is intended to or has the result of inflicting harm upon the professional or personal reputation of the other or, in the case of Parent and Seller, any Affiliate thereof, or any of their respective officers, directors, stockholders, employees or representatives

6.8           Public Announcements. Neither the Buyer nor any of its directors, officers, employees or agents, shall, prior to the filing by Parent of its Form 8-K in connection with this transaction, issue or permit to be issued any public announcement or statement or press release (“Public Announcement”) pertaining to this Agreement or any transaction contemplated hereby without the prior written consent of Parent.  Parent may in its sole discretion issue any Public Announcement pertaining to this Agreement or any transaction contemplated hereby without the consent of the Buyer; provided, however, that, subject to any public disclosure and other legal obligations of the Parent and regulatory obligations to which Parent may be subject and without limiting the rights of Parent pursuant to this Section 6.8, Parent shall use commercially reasonable efforts to provide the Buyer an opportunity to review and discuss with Parent any press release proposed to be issued by Parent announcing the consummation of the transactions contemplated hereby prior to issuing any such press release.

6.9           Litigation Support.  In the event and for so long as any Party actively is contesting or defending against any action, suit, proceeding, hearing, investigation, charge, complaint, claim or demand in connection with (a) any transaction contemplated under this Agreement or (b) any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act or transaction on or prior to the Closing Date involving any Party, each of the other Parties shall cooperate with him or it and his or its counsel in the contest or defense and provide such testimony and access to its books and records as shall be necessary in connection with the contest or defense, provided that any reasonable actual, out-of-pocket costs incurred as a result of such cooperation shall be reimbursed to the cooperating party.

6.10         Cooperation as to Taxes.  After the Closing, upon reasonable written notice, Buyer and Seller shall furnish or cause to be furnished to each other, as promptly as practicable, such information and assistance (to the extent within the control of such party) relating to Seller (including access to books and records) as is reasonably necessary for the filing of all Tax returns, and the making of any election related to Taxes, the preparation for any audit by any Governmental Authority, and the prosecution or defense of any claim, suit or proceeding related to any Tax return.  Seller and Buyer shall reasonably cooperate with each other in the conduct of any audit or other proceeding relating to Taxes involving Seller.  Buyer agrees that for a period of four (4) years after the Closing Date, it will maintain and preserve the books, records and files relating to Seller prior to Closing, and Seller and its Affiliates (at their own expense) shall have the right after the Closing to reasonably inspect and to make copies of the same upon reasonable prior notice at a mutually agreed time during normal business hours for any purposes of this Section.

6.11        Acceleration of Vesting.  Parent agrees that, upon the Closing, there will be full accelerated vesting of all Parent stock issuable to Messrs. Embley, Holzworth and Pirrone in connection with the 2007 Employment Agreements which is then unvested.

6.12        Transition Services.  Following the Closing, Seller and Parent shall provide the transition services described on Schedule 6.12 attached.

ARTICLE VII
CONDITIONS TO CLOSING

7.1  Conditions Precedent to Buyer’s Obligations.  The obligation of Buyer to consummate the Closing and the other transactions contemplated by this Agreement is expressly subject to the fulfillment or express written waiver of the following conditions on or prior to the Closing Date:

(a)          Representations and Warranties True.  Each of the representations and warranties contained in Article III and Article IV shall be true and correct in all material respects at and as of the Closing, except for those (x) representations and warranties that are qualified by materiality, which representations and warranties shall be true and correct in all respects, and (y) representations and warranties that expressly relate to an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date.

(b)          Covenants Performed.  The Seller shall have performed, on or before the Closing Date, all material obligations contained in this Agreement which by the terms hereof are required to be performed by it on or before the Closing Date.

(c)          Compliance Certificate.  Buyer shall have received the certificates signed by an officer of the Seller, certifying as to the matters set forth in Sections 7.1(a) and 7.1(b) above.

(d)          Required Consents and Approvals.  All of the approvals, consents and licenses listed on Schedule 7.1(d) shall have been obtained.

(e)           No Injunction, Etc.  There shall not be any order of any court or governmental agency restraining or invalidating the material transactions which are the subject of this Agreement.

(f)           Balance Sheet.  The Seller shall have delivered to Buyer the unaudited balance sheet as of November 30, 2009 and the related statements of operations and cash flows of Seller for the eleven month period then ended, which  balance sheet shall be prepared with the assistance of Buyer and the members of Buyer.

(g)          Deliverables.  The Seller shall have delivered the items set forth in Section 2.4(b).

7.2  Conditions Precedent to Seller’s and Parent’s Obligations.  The obligation of Seller and Parent to consummate this Agreement and the other transactions contemplated by this Agreement is expressly subject to the fulfillment or express written waiver of the following conditions on or prior to the Closing Date:

(a)          Representations and Warranties True.  Each of the representations and warranties of Buyer contained in Article V shall be true and correct in all material respects at and as of the Closing.

(b)          Obligations Performed.  Buyer shall have performed in all material respects, on or before the Closing Date, all obligations contained in this Agreement which by the terms hereof are required to be performed by Buyer on or before the Closing Date.

(c)          Compliance Certificate.  Seller shall have received a certificate signed by an authorized officer of Buyer certifying as to the matters set forth in Section 7.2(b).

(d)          Deliverables.  Buyer shall have delivered the items set forth in Section 2.4(a).

(e)          No Injunction, Etc.  There shall not be any order of any court or governmental agency restraining or invalidating the material transactions which are the subject of this Agreement.

ARTICLE VIII
INDEMNIFICATION OBLIGATIONS

8.1   Survival.  Each of the representations and warranties of Seller and Parent contained in Articles III and IV of this Agreement shall survive the Closing and not terminate until one year from the Closing Date, except that the representations and warranties set forth in Sections 3.1, 3.2, 3.9, 3.11, 4.1, and 4.2  shall not terminate and shall survive indefinitely subject to the applicable statute of limitations.  Notwithstanding the foregoing, any representation or warranty in respect of which indemnity may be sought under Article VIII of this Agreement shall survive the time at which it would otherwise terminate pursuant to this Section 8.1 if written notice of a good faith claim for indemnification in respect of such representation or warranty shall have been duly given prior to such time, in which event such representation or warranty shall survive solely with respect to such claim until the final resolution thereof.

Notwithstanding the foregoing, if Buyer has actual knowledge at or before the Closing of any breach or non-fulfillment of a representation, warranty, covenant or agreement herein by Seller or Parent and Buyer nevertheless proceeds to consummate the transaction contemplated hereby, then without further act on the part of any party hereto, Buyer shall be deemed to have waived its rights with respect to such breach or non-fulfillment (but not without respect to any other breach or non-fulfillment).

8.2   Seller’s and Parent Indemnification Obligations.  From and after the Closing, Seller and Parent, jointly and severally, agree to indemnify and hold Buyer and its Affiliates, and their respective officers, directors and shareholders, but only in their capacities as such, (the “Buyer Indemnified Parties”) harmless and shall reimburse Buyer Indemnified Parties first by means of set-off against the Note and the Earn-Out Payments and then personally for any Damages incurred or suffered by Buyer Indemnified Parties arising out of any misrepresentation or breach of representation or warranty, covenant or agreement made or to be performed by Seller or Parent under this Agreement or any of the Excluded Liabilities.

Notwithstanding anything contained in this Agreement to the contrary, (i) Seller and Parent shall have no liability (for indemnification or otherwise) with respect to claims under this Section 8.2 until the total of all Damages with respect to such matters exceeds Fifty Thousand Dollars ($50,000) (the “Basket”) and then for the amount of all Damages, including the Basket, and (ii) the aggregate liability of Seller and Parent under this Article VIII shall in no event exceed the sum of Seven Hundred Fifty Thousand ($750,000) Dollars (the “Cap”); provided, however, that neither the Basket nor the Cap shall be taken into account if the Damages relate to (x) any breach of a representation or warranty set forth in Sections 3.1, 3.2, 3.9, 3.11, 4.1 or 4.2, or (y) any shortfall of the working capital as set forth in the certificate delivered to Buyer at Closing or (z) any of the Excluded Liabilities.

For purposes of this Article VIII, all “Damages” shall be computed net of any insurance coverage with respect thereto that reduces the Damages that would otherwise be sustained; provided, however, that in all cases, the timing of the receipt or realization of insurance proceeds shall be taken into account in determining the amount of reduction of Damages.

8.3   Notice of Claim.  If a claim is asserted against a Buyer Indemnified Party by a third party (a “Third Party Claim”) that could reasonably be expected to give such Buyer Indemnified Party the right to be indemnified under this Article VIII, or if a Buyer Indemnified Party believes that it is entitled to indemnification under this Article VIII on the basis of a direct claim against such Buyer Indemnified Party under this Agreement (a “Direct Claim”), then Buyer Indemnified Party seeking indemnification hereunder shall give written notice thereof (a “Notice of Claim”) to Seller and Parent (collectively the “Indemnifying Party”) as promptly as is practicable from the date on which Buyer Indemnified Party obtains knowledge of such claim (but in no event later than the applicable survival period set forth in Section 8.1 above), provided that a delay in notifying the Indemnifying Party shall not relieve the Indemnifying Party of its obligations under this Agreement except to the extent that (and only to the extent that) the Indemnifying Party is materially prejudiced by such delay.  The Notice of Claims shall specify whether the claim is a Third Party Claim or a Direct Claim, and shall set forth in reasonable detail the grounds and the amount or estimated amount of the claim.

8.4   Direct Claims.  The Indemnifying Party shall have 20 Business Days from receipt of the Notice of Claim with respect to any Direct Claim to deliver to Buyer Indemnified Party a written notice objecting to any item or amount set forth in the Notice of Claim (a “Direct Claim Counter Notice”).  If no such objection if given in a timely manner, the Indemnifying Party shall be deemed to have consented and agreed to such item or amount.  Should the Parties, within such 20 Business Days period (subject to any possible extensions agreed between them), agree, in whole or in part, upon the Indemnifying Party’s liability for Damages, the Indemnified Party shall, pursuant to the terms of this Agreement, pay Buyer Indemnified Party for the entire agreed upon amount of Damages.

8.5   Third Party Claims.  Upon receipt by the Indemnifying Party of a Notice of Claim with respect to a Third Party Claim, the Indemnifying Party shall have the right to assume the defense of such Third Party Claim with counsel reasonably satisfactory to Buyer Indemnified Party and Buyer Indemnified Party shall cooperate to the extent reasonably requested by the Indemnifying Party in the defense or prosecution thereof, provided that Buyer Indemnified Party is reimbursed by the Indemnifying Party for its actual out-of-pocket costs in connection therewith.  If the Indemnifying Party elects to assume the defense of such claim, Buyer Indemnified Party shall have the right to employ its own counsel in any such case, but the fees and expenses of such counsel shall be at the expense of Buyer Indemnified Party, unless there is, under applicable standards of conduct, a conflict on any significant issue between Indemnifying Party and Buyer Indemnified Party, in which case the reasonable fees and expenses of one such counsel shall be at the expense of the Indemnifying Party.  Unless and until the Indemnifying Party assumes the defense of a Third Party Claim, but in no event prior to 20 Business Days from receipt by the Indemnifying Party of the Notice of Claim with respect to any Third Party Claim, Buyer Indemnified Party may defend against the Third Party Claim in any manner it may reasonably deem appropriate, the reasonable costs and expenses of which shall be borne by the Indemnifying Party.  If the Indemnifying Party has assumed the defense of any claim against Buyer Indemnified Party, the Indemnifying Party shall not settle such claim without the prior written consent of Buyer Indemnified Party, which consent shall not be unreasonably withheld, delayed or conditioned.  If the Indemnifying Party does not assume the defense of a Third Party Claim, but does not dispute Buyer Indemnified Party’s right to indemnification by delivering to Buyer Indemnified Party a written notice objecting to any item or amount set forth in the Notice of Claim (a “Third Party Claim Counter Notice” and collectively with the Direct Claim Counter Notice, a “Counter Notice”), the Indemnifying Party shall have the right to participate in the defense of such claim through counsel of its choice, at the Indemnifying Party’s expense, and Buyer Indemnified Party shall not settle such claim without the prior written consent of the Indemnifying Party, which consent shall not be unreasonably withheld, delayed or conditioned.

8.6   Disputes.  In the event that Seller and Parent, on the one hand, or Buyer, on the other hand, shall dispute any claim for indemnification made hereunder, Buyer and Seller’s Representative will attempt to resolve such dispute through good faith negotiation.  If Buyer and Seller’s Representative are unable to resolve such dispute through good faith negotiation within 30 days after Seller and Parent deliver the Counter Notice, the dispute will be settled by binding arbitration conducted before a single arbitrator.  Either Buyer or Seller’s Representative may submit the dispute to arbitration.  The arbitration will be conducted in accordance with the then applicable Commercial Arbitration Rules of the American Arbitration Association (“AAA”) and will be held in the State of Maryland.  The arbitrator shall be mutually agreed upon by Buyer and Seller, but if they are unable to agree on an arbitrator, the arbitrator shall be appointed by AAA.  All arbitration proceedings shall be closed to the public and confidential.  All records relating thereto shall be permanently sealed, except as necessary to obtain court confirmation of the arbitrator’s decision.  The arbitrator will be bound by the terms and conditions of this Agreement and shall have no power, in rendering his or her award, to alter or depart from any express provision of these agreements, and his or her failure to observe this limitation shall constitute grounds for vacating the award.  The award of the arbitrator shall be final and binding upon the parties, and judgment upon the award may be entered in any court having jurisdiction thereof.

8.7  Buyer’s Indemnification Obligations.  From and after the Closing, Buyer agrees to indemnify and hold Seller and Parent and their successors and assigns, (the “Seller Indemnified Parties”) harmless and shall reimburse Seller Indemnified Parties for any Damages incurred or suffered by Seller Indemnified Parties arising out of: (a) any misrepresentation or breach of representation or warranty, covenant or agreement made or to be performed by Buyer under this Agreement, (b) any of the Assumed Liabilities, (c) the operation of the Business following the Closing. Notwithstanding the foregoing, Buyer shall have no liability (for indemnification or otherwise) with respect to claims under this Section 8.7 until the total of all Damages with respect to such matters exceeds Fifty Thousand Dollars ($50,000) and then for the amount of all Damages up to the Cap.  Notwithstanding the foregoing, if Seller or Parent has actual knowledge at or before the Closing of any breach or non-fulfillment of a representation, warranty, covenant or agreement herein by Buyer and Seller and Parent nevertheless proceed to consummate the transaction contemplated hereby, then without further act on the part of any party hereto, Seller and Parent shall be deemed to have waived their rights with respect to such breach or non-fulfillment (but not without respect to any other breach or non-fulfillment).

8.8  Exclusive Remedy.  Notwithstanding anything contained in this Agreement to the contrary, the Parties acknowledge and agree that the indemnities set forth in this Article VIII will be the sole and exclusive remedy of the Parties for any breach, default, inaccuracy or failure of any of the warranties, representations, conditions, covenants or agreements by the other contained in this Agreement, whether for Damages or other legal or equitable relief and whether based upon contract, tort or upon any other theory of law and, with respect to indemnification, where applicable, be subject to the limitations and procedures contained in this Article VIII.

ARTICLE IX
TERMINATION, AMENDMENT AND WAIVER

9.1  Termination.  This Agreement may be terminated:

(a)          at any time prior to the Closing Date by mutual written agreement of Buyer, Seller and Parent;

(b)          by Seller and Parent, by written notice to Buyer if any event or circumstance occurs that makes it impossible to satisfy any condition precedent under Section 7.2 (unless the failure results primarily from any action or inaction of Seller or Parent in violation of the terms of this Agreement);

(c)          by Seller and Parent, by written notice to Buyer if any of Buyer’s representations and warranties made in Article V were materially inaccurate when made;

(d)          by Buyer by written notice to Seller and Parent if any event or circumstance occurs that makes it impossible to satisfy any condition precedent under Section 7.1 (unless the failure results primarily from any action or inaction of Buyer in violation of the terms of this Agreement); or

(e)          by Buyer if any of the representations and warranties made in Article III or Article IV were materially inaccurate when made.

9.2  Effect of Termination.  If this Agreement is terminated as permitted by Section 9.1, such termination shall be without liability of any Party to the other Parties.  This Section 9.2 and the provisions of Article X shall survive any termination hereof pursuant to Section 9.1.

ARTICLE X
MISCELLANEOUS

10.1 Expenses; Transfer Taxes.  Except as otherwise provided in this Agreement, whether or not the Closing takes place, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the Party incurring such costs and expenses.  For the avoidance of doubt, Parent, and not Seller nor Buyer, shall be responsible for any and all fees or other costs to any third party advisors to Seller or Parent incurred prior to the Closing.  Notwithstanding any provision of this Agreement to the contrary, any transfer, documentary, sales, use, registration and other such Taxes incurred in connection with the consummation of the transactions contemplated by this Agreement shall be borne equally by Seller and Parent, on the one hand, and Buyer, on the other hand.

10.2 Notices.  All notices, requests and other communications hereunder shall be in writing and shall be sent, delivered or mailed, addressed or sent by telecopier:

(a)          if to Seller or Parent, to:

Fortress International Group, Inc.
9841 Broken Land Parkway, Suite 100
Columbia, Maryland  21046
Attention: Thomas P. Rosato
Fax:  410-312-9979

with a copy to:

Mintz Levin Cohn Ferris Glovsky & Popeo, P.C.
666 Third Avenue
New York, New York  10017
Attention:  Kenneth R. Koch, Esq.
Fax:  212-983-3115

(b)          if to Buyer, to:

Rubicon Acquisition Company, LLC
3350 Riverwood Parkway, Suite 1900
Atlanta, Georgia 30339
Attention: James Embley
Fax:  _________________

with a copy to (which shall not constitute notice):

Paul Berg, Esq.
Berkowitz, Trager & Trager, LLC
8 Wright Street
Westport, Connecticut  26880
Fax:  203-226-3801

Each such notice, request or other communication shall be given (i) by mail (postage prepaid, registered or certified mail, return receipt requested), (ii) by hand delivery, (iii) by nationally recognized courier service or (iv) by telecopier, receipt confirmed (with a confirmation copy to be sent by first class mail; provided that the failure to send such confirmation copy shall not prevent such telecopier notice from being effective).  Each such notice, request or communication shall be effective (i) if mailed, three calendar days after mailing at the address specified in this Section 10.2 (or in accordance with the latest unrevoked written direction from such Party), (ii) if delivered by hand or by nationally recognized courier service, when delivered at the address specified in this Section 10.2 (or in accordance with the latest unrevoked written direction from the receiving Party) and (iii) if sent by telecopier, when such telecopy is transmitted to the fax number specified in this Section 10.2 (or in accordance with the latest unrevoked written direction from the receiving Party), and the appropriate confirmation is received.

10.3 Severability.  The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof.  If any provision of this Agreement, or the application thereof to any Person or any circumstance, is found to be invalid or unenforceable in any jurisdiction, (i) a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid or enforceable, such provision and (ii) the remainder of this Agreement and the application of such provision to other Persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction.

10.4 Amendments and Waivers.  This Agreement may not be amended, supplemented, modified or terminated except by an instrument in writing signed on behalf of Buyer, Seller and Parent.  The Parties hereto may, by an instrument in writing signed on behalf of such Party, waive compliance by any other Party with any term or provision of this Agreement that such other Party was or is obligated to comply with or perform.  No failure or delay by any Party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.  No waiver of any of the provisions of this Agreement shall be deemed, or shall constitute, a waiver of any other provision of this Agreement, whether or not similar, nor shall such waiver constitute a continuing waiver unless otherwise expressly provided.

10.5 Counterparts.  This Agreement may be executed in two or more counterparts, each of which shall be deemed an original and all of which shall, taken together, be considered one and the same agreement. The execution of this Agreement by any of the Parties may be evidenced by way of a facsimile transmission of such Party’s signature, or a photocopy of such facsimile transmission, and such facsimile signature shall be deemed to constitute the original signature of such Party thereto.

10.6 Entire Agreement.  This Agreement (together with the agreements, Schedules and certificates referred to herein or delivered pursuant hereto) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof.

10.7 No Third Party Beneficiaries.  Except for the rights of Buyer Indemnified Parties under Article VIII, this Agreement is intended solely for the benefit of the Parties hereto and is not intended to confer upon any other Person any rights or remedies.

10.8 Governing Law.  This Agreement and all claims arising out of or relating to it shall be governed by and construed in accordance with the Laws of the State of Delaware, without regard to the conflicts of Laws rules thereof.

10.9 Consent to Jurisdiction; Waiver of Jury Trial.  Each of the parties hereto irrevocably submits to the exclusive jurisdiction of the United States District Court for the District of Maryland, or if such court does not have jurisdiction, the Howard County Circuit Court located in Ellicott City, Maryland, or if such court does not have jurisdiction, the Howard County District Court, located in Ellicott City, Maryland, for the purposes of any suit, action or other proceeding arising out of this Agreement or any transaction contemplated hereby.  Each of the parties hereto further agrees that service of any process, summons, notice or document by U.S. certified mail to such Party’s respective address set forth in Section 10.2 shall be effective service of process for any Legal Proceeding in Maryland with respect to any matters to which it has submitted to jurisdiction as set forth above in the immediately preceding sentence.  Each of the parties hereto irrevocably and unconditionally waives any objection to the laying of venue of any Legal Proceeding arising out of this Agreement or the transactions contemplated hereby in (i) the United States District Court for the District of Maryland or (ii) the Howard County Circuit Court or Howard County District Court, and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such Legal Proceeding brought in any such court has been brought in an inconvenient forum.  EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

10.10    Publicity.  Subject to its legal obligations (including requirements of stock exchanges and other similar regulatory bodies), the Parties shall consult with each other with respect to the timing and content of all announcements regarding this Agreement or the transactions contemplated hereby and shall use reasonable efforts to agree upon the text of any such announcement prior to its release; provided, however, that, to the extent that any announcement regarding this Agreement or the transactions contemplated hereby is made at any time, each Party may issue further announcements (including press releases, tombstones and similar announcements) without the consent of the other Party so long as such further announcements are consistent with, and not broader in scope than, the previously issued announcement.

10.11    Assignment.  Neither this Agreement nor any of the rights or obligations hereunder shall be assigned by any of the Parties without the prior written consent of each of the other Parties, except that Buyer may (i) assign any of its rights under this Agreement to any one or more Affiliates, (ii) make a collateral assignment of any rights or benefits hereunder to any lender, or (iii) assign any or all of its rights, interests or obligations hereunder in connection with any sale of Buyer or of all or substantially all of the assets of Buyer; provided, however, that notwithstanding any such assignment, Buyer shall be and remain, jointly and severally with such assignee, primarily liable for all of the obligation of the “Buyer” under this Agreement.  Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the Parties and their respective successors and permitted assigns.  Any attempted assignment in violation of the terms of this 10.11 shall be null and void, ab initio.  Assignment by any Party in accordance with the terms of this 10.11 shall not relieve the assignor of any liability.

10.12    Construction.  The parties have participated jointly in the negotiation and drafting of this Agreement.  In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as of drafted jointly by the parties and no presumption of burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement.  References in this Agreement to any gender include references to all genders, and references to the singular include references to the plural and vice versa.  The words “include”, “includes” and “including” when used in this Agreement shall be deemed to be followed by the phrase “without limitation”.  Unless the context otherwise requires, references in this Agreement to Articles, Sections, Exhibits and Schedules shall be deemed references to Articles and Sections of, and Exhibits and Schedules to this Agreement.  Unless the context otherwise requires, the words “hereof”, “hereby”, “hereunder” and “herein” and words of similar meaning when used in this Agreement refer to this Agreement in its entirety and not to any particular Article, Section or provision of this Agreement.  All references in this Agreement to “dollars” and “$” are to United States dollars.  Any definition of or reference to any Law, agreement, instrument or other document herein will be construed as referring to such Law, agreement, instrument or other document as from time to time amended, supplemented or otherwise modified.  Any definition of or reference to any statute will be construed as referring also to any rules and regulations promulgated thereunder.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed as of the day and year first above written.

FORTRESS INTERNATIONAL GROUP, INC.		RUBICON INTEGRATION, LLC

By:	/s/ Thomas P. Rosato	By:	/s/ Timothy C. Dec
Name:	Thomas P. Rosato	Name:	Timothy C. Dec
Title:	Chief Executive Officer	Title:	Chief Financial Officer

RUBICON ACQUISITION COMPANY, LLC

		By:	/s/ James S. Embley
		Name:	James S. Embley
		Title:	Chief Executive Officer

Each of undersigned members of Buyer agrees, on behalf of himself only, to be bound by the provisions of Sections 6.6 and 6.7 of this Agreement on the condition that such member shall be liable only for his own individual breach of said Sections:

/s/ James Embley

James Embley

/s/ Eric Holzworth

Eric Holzworth

/s/ William Pirrone

William Pirrone